Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 of our report, which includes an explanatory paragraph relating to Manhattan Pharmaceuticals, Inc.’s ability to continue as a going concern, dated March 31, 2010, on our audits of the financial statements of Manhattan Pharmaceuticals, Inc. as of December 31, 2009 and 2008, and for the years then ended and for the period from August 6, 2001 (inception) to December 31, 2009. We also consent to the reference to our Firm under the captions “Summary Financial Information”, “Selected Financial Information” and “Experts.”

/s/ J.H. Cohn LLP

Roseland, New Jersey

June 24, 2010